Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Income Trust of our reports dated May 19, 2022, relating to the financial statements and financial highlights, which appear in Western Asset Intermediate-Term Municipals Fund’s, Western Asset New Jersey Municipals Fund’s, Western Asset New York Municipals Fund’s, and Western Asset Pennsylvania Municipals Fund’s Annual Report on Form N-CSR for the year ended March 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

July 18, 2022